THIS CONVERTIBLE PROMISSORY NOTE (“NOTE”) HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE LAW, AND MAY NOT BE SOLD, OFFERED FOR SALE, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE, OR FOREIGN SECURITIES LAWS COVERING ANY SUCH TRANSACTION OR (B) SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

CONVERTIBLE PROMISSORY NOTE

$575,000.00	December 30, 2011
Rochester, New York

FOR VALUE RECEIVED, DOCUMENT SECURITY SYSTEMS, INC. (“Document Security Systems” or the “Borrower”) promises to pay to Mayer Laufer (the “Lender”), or to his order, the principal sum of $575,000 (the “Principal Amount”), of which up to $575,000 can be paid by the “Optional Conversion” (as hereinafter defined) of such amount into up to 260,180 shares of “Common Stock” (as hereinafter defined), provided all of the conditions precedent contained in paragraph 3 of this Note have been satisfied, together with interest in arrears on the unpaid principal balance from time to time outstanding from the date hereof until the entire Principal Amount due hereunder is paid in full at the rate(s) provided below.

1.           Maturity. The aggregate outstanding Principal Amount, together with all accrued interest thereon and expenses incurred by the Lender in connection herewith (cumulatively, the “Outstanding Amount”), shall be due and payable in full on the earliest to occur of (the earliest of such events being the “Maturity Date”): (i) December 29, 2013 (the “Scheduled Maturity Date”) and (ii) the acceleration of this Note upon the occurrence of an Event of Default.

2.           Interest. Interest shall accrue on the then outstanding balance of the Principal Amount at a fixed interest rate per annum equal to 10%. Accrued interest shall be payable in cash in arrears on the last day of each calendar quarter commencing on March 31, 2012, until the Principal Amount is paid in full. If at any time the outstanding Principal Amount shall be paid in full, then all accrued interest shall be payable at the time of such principal payment.

3.           Conversion.

3.1.         Optional Conversion. At anytime during the term of this Note, and provided all of the conditions precedent contained in paragraph 3 of this Note have been satisfied, up to $575,000 (“Maximum Conversion Amount”) of the outstanding balance of the Principal Amount may, at the sole option of the Lender, be converted, in whole or in part, into fully paid and non-assessable shares of Document Security Systems’ common stock, par value $0.02 per share (the “Common Stock”), at a conversion price equal to $2.21 per share (the “Conversion Price”), subject to adjustment as set forth herein (“Optional Conversion”), and subject to NYSE Amex additional listing approval.

3.2.         Mechanics of Conversion. The Lender shall notify the Borrower in writing of his  election to convert all or part of the Maximum Conversion Amount (“Conversion Amount”) in accordance with Section 3.1 (“Conversion Notice”).   Such conversion shall only become effective after all of the following conditions have been satisfied:

a.           Borrower receives the Conversion Notice;

b.           Borrower receives all necessary consents and approvals for such conversion, including but not limited to those consents and approvals required under any State and Federal securities laws (collectively “Approvals”), which Approvals Borrower will make a good faith effort to obtain after receipt of the Conversion Notice;

c.           Lender executes any and all documents required in connection with such Approvals and the conversion;

d.           Borrower  issues and delivers to Lender a certificate or certificates for the number of shares of Common Stock, if any, to which Lender shall be entitled as provided herein (“Certificates”): and

e.           Lender provides Borrower with written confirmation that the outstanding balance of the Principal Amount has been reduced by the Conversion Amount (“Reduction Certificate”).   Upon the occurrence of the events set forth in subsections a,b,c, and d above, and this subsection e , Borrower shall deliver to the Lender a Restated Note (“Restated Note”) evidencing the remaining outstanding  balance of the Principal Amount, if any, which Restated Note shall in all other respects be identical with this Note, except that the Maximum Principal Amount shall be reduced by the Conversion Amount.

3.3.         Fractional Shares. No fractional shares of Common Stock shall be issued upon the completion of the Optional Conversion. In lieu of any fractional shares to which the holder would otherwise be entitled, the Borrower may either, at Borrower's option, pay cash equal to such fraction multiplied by the Conversion Price or have such amount continue to be included as part of the outstanding Principal Amount.

3.4.         Subdivision or Combination of Common Stock. If Document Security Systems at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced, and if Document Security Systems at any time combines (by reverse stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

3.5.         Merger, Consolidation or Sale of Assets. If there shall be a merger or consolidation of Document Security Systems with or into another corporation (other than a merger or reorganization involving only a change in the state of incorporation of Document Security Systems), or the sale of all or substantially all of Document Security Systems’ capital stock or assets to any other person, then as a part of such transaction, and provided all of the conditions precedent to the issuance of the Certificates have been satisfied,  provision shall be made so that the Lender shall thereafter be entitled to receive the number of shares of stock or other securities or property of Document Security Systems or of the successor corporation resulting from the merger, consolidation or sale, to which the Lender would have been entitled if the Lender had exercised the Optional Conversion immediately prior thereto.

3.6.         Notice of Adjustment to Conversion Price. Upon any adjustment or other change relating to the Conversion Price or the securities issuable upon the conversion pursuant to the Optional Conversion, then, and in each such case, the Lender shall give written notice thereof, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease in the number or other denominations of securities issuable at such price upon completion of the Optional Conversion setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

3.7.         Reservation of Shares. Document Security Systems covenants that it will at all times until this Note is paid or converted, as applicable under the terms hereof reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of issue upon  completion of any Optional Conversion, such number of shares of Common Stock as shall then be issuable upon the completion of the Optional Conversion.

3.8.         No Stockholder Rights.  Nothing contained in this Note shall be construed as conferring upon Lender or any other person the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of Document Security Systems or any other matters or any other rights whatsoever as a stockholder of Document Security Systems and no dividends or interest shall be payable or accrued in respect of this Note or the interest represented herein or the shares obtainable hereunder until, and only to the extent that the Optional Conversion has been exercised and the Certificates have been issued.

3.9          The Optional Conversion shall automatically terminate and become null and void upon the occurrence of any of the following events:

a.           Payment in full of the Principal Amount and any other sums due hereunder; or

b.           Assignment of this Note or Lender's rights under this Note by Lender; or

c.           After exercising commercially reasonable and good faith efforts, Borrower fails to obtain the Approvals within 180 days of Borrower's receipt of the Conversion Notice; or

d.           Lender's exercise of the Optional Conversion and completion of the conversion up to the Maximum Conversion Amount.

4.           Optional Borrower Redemption. At any time Borrower shall have the right to redeem or prepay all or any portion of the then outstanding Principal Amount of this Note without premium.

5.           Usury.  All agreements between the Borrower and the Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Lender for the use, forbearance, or detention of the indebtedness evidenced hereby exceed the maximum permissible amount under applicable law. If, from any circumstance whatsoever, fulfillment of any provision hereof at the time performance of such provision shall be due shall involve transcending the limit of validity prescribed by law, the obligation to be fulfilled shall automatically be reduced to the limit of such validity, and if from any circumstances the Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest, and, if the Principal Amount of this Note has been paid in full, shall be refunded to the Borrower.

6.           Late Charge.  If an interest payment is not received within ten days of its due date, Borrower shall pay a late charge equal to two percent (2%) of the delinquent amount; any excess collected by mistake shall be refunded on request, and each such late charge shall be separately charged and collected by the Lender.  Payments may be applied in any order in the sole discretion of the Lender but prior to demand, shall be applied first to past due interest, expenses and late charges, then to scheduled principal payments, if any, which are past due, then to current interest, expenses and late charges, and last to remaining principal.

7.           Collateral/Subordination. Upon the use of proceeds from this Note for the payment in full of the Promissory Note between Lender and Borrower dated November 24, 2009, this Note shall be secured by all of the assets (which assets shall exclude any assets leased pursuant to any “Leases” as hereinafter defined) of Borrower’s wholly-owned subsidiary, Secuprint Inc., subject to certain default provisions pursuant to equipment leases by Secuprint Inc. with Baum Capital (“Leases”)  naming Secuprint Inc. as lessee  and Baum as lessor (“Baum”), and further subject to any security interests Baum has in any such assets pursuant to the Leases.  The Leases provide, among other things, Baum with the right of recovery for rents due under the Leases in excess of equipment value in the event of default.

The indebtedness evidenced by this Note is hereby expressly subordinated in right of payment in full of all of Borrower's obligations to Baum with respect to the Leases.

8.           Replacement of Note. If this Note is mutilated, lost, stolen or destroyed, the Borrower shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Note, a new Note, but only upon receipt of evidence reasonably satisfactory to the Borrower of such loss, theft or destruction and customary and reasonable bond or indemnity, if requested.

9.           Events of Default.  The following constitute an event of default (“Event of Default”):

a.           Borrower fails to pay any of its material liabilities, obligations, and indebtedness to Lender of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired, or owing, whether primary, secondary, direct, contingent, fixed or otherwise whether arising under or in accordance with the transaction documents or otherwise when due and said failure continues for a period of ten (10) days after Borrower's receipt of receipt of written notice from Lender;

b.           Borrower fails or neglects to perform, keep or observe any of the covenants, conditions or agreements contained in this Note and such failure or neglect continues after Lender provided Borrower with thirty (30) days written notice thereof;

c.           Any warranty or representation now or hereafter made by the Borrower in connection with this Note is untrue or incorrect in any material respect, or any schedule, certificate, statement, report, financial data, notice, or writing furnished at any time by the Borrower to the Lender is untrue or incorrect in any material respect, on the date as of which the facts set forth therein are stated or certified;

d.           A proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against Borrower which is not dismissed within sixty (60) days of its filing, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by Borrower or the Borrower makes an assignment for the benefit of creditors or Borrower takes any corporate action to authorize any of the foregoing;

e.           Borrower voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated; or

f.           Borrower becomes insolvent or fails generally to pay its debts as they become due, and said failure continues for a period of thirty (30) days after written notice of same from the Lender to the Borrower.

10.           Miscellaneous.

a.           Authority and Enforceability; Etc. The Borrower hereby represents and warrants to the Lender that:

i.           it has full power and authority and has taken or shall take all required corporate and other action necessary to permit it to execute, deliver, and perform all of its obligations contained in this Note and any other documents or instruments delivered in connection herewith, and to borrow hereunder, and such actions to the best of its knowledge will not violate any provision of law applicable to, or the organizational documents of, the Borrower, or result in the breach of or constitute a default under any material agreement or instrument to which the Borrower is a party or by which it is bound, which default has not been waived in writing on or prior to the date hereof;

ii.          this Note has been duly authorized and validly executed by and is the valid and binding obligation of the Borrower enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other laws affecting creditors’ rights and remedies generally, and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law);

iii.         except as otherwise provided herein, neither the execution and delivery by the Borrower of this Note, nor the performance by the Borrower of its obligations hereunder, requires the consent, approval or authorization of any person or governmental authority, which consent, approval, or authorization has not been obtained; and

b.           Notices. All notices to any party required or permitted hereunder shall be in writing and shall be sent to the address or facsimile number set forth for such party as follows:

i.	If to the Lender:

Mayer Laufer
1402 59th Street
Brooklyn, New York 11219

ii.	If to Borrower:

Document Security Systems, Inc.
28 East Main Street, Suite 1525
Rochester, NY 14614
Attention: Chief Financial Officer

Any such notice shall be deemed effectively given (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) three days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a recognized national overnight courier, specifying next day delivery, or two days after deposit with a recognized international overnight courier, specifying two day delivery, in each case with written verification of receipt.

c.           Waiver. No failure to exercise, and no delay in exercising, on the part of the Lender, any right, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

d.           Amendments. Any term, covenant, or condition of this Note may be amended or waived only by written consent of the Borrower and the Lender.

e.           Expenses. Any reasonable expense incurred by the Lender (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with the administration, or enforcement of this Note and any other document executed by the Borrower in connection with the obligations of Borrower hereunder or any amendment hereto or thereto, or the exercise of any right or remedy upon the occurrence of an Event of Default, including, without limitation, the recording and filing fees to perfect related  liens granted hereunder  and the costs of collection and reasonable attorneys’ fees and expenses, shall be paid by the Borrower within 15 days of receiving written notice thereof from the Lender. Any such expense incurred by the Lender and not timely paid by the Borrower shall be added to the other obligations hereunder and shall earn interest at the same rate per annum as the principal hereunder.

f.           Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any conflict or choice of laws principles.  Any litigation involving this Note shall be brought in the County of Monroe and State of New York.

g.           Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. This Note and the rights, privileges and obligations of Lender hereunder, shall not be assigned, sold or transferred by  Lender, in part or in full without the prior written consent of the Borrower, provided that the Lender may assign or transfer any of its rights, privileges, or obligations set forth in, arising under, or created by this Agreement to any entity controlled by, controlling or under common control with the Lender. The Borrower may not assign this Note without prior written consent of the Lender, provided that the Borrower may assign this Note to any successor of all or substantially all of its assets or business, or any entity surviving the merger, combination or consolidation with the Borrower.  Notwithstanding the above, under no circumstances shall the Optional Conversion or the rights, privileges and obligations of Lender pursuant thereto be assigned by Lender.

h.           Entire Agreement. This Note and any other agreement or instrument entered into in connection herewith contains the entire agreement of the Borrower and the Lender with respect to the subject matter hereof.

i.           Confidentiality. In addition to separate confidentiality agreement, if any, the Lender will at all times keep confidential and not divulge, use or make accessible to anyone the terms and conditions of this Note and the transactions described herein, and any non-public material information concerning or relating to the business or financial affairs of the Borrower to which such party has been or will become privy relating to this Agreement, except to its employees and advisors in such capacity, as required to perform its obligations hereunder, if required by law or rules of a stock exchange on which its or its parent’s securities are listed, or with the prior written consent of the Borrower.

11.           Lender represents and warrants to Borrower that upon the date hereof and upon completion of the Optional Conversion, Lender is an Accredited Investor within the meaning of Regulation D under the Securities Act of 1933.

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IN WITNESS WHEREOF, the parties have caused this Note to be executed by their duly authorized representatives as of the day and year first above written.

DOCUMENT SECURITY SYSTEMS, INC.

By:	/s/ Patrick White
Name: Patrick White Title: Chief Executive Officer

SECUPRINT INC.

By:	/s/ Philip Jones
Name: Philip Jones
Title: Secretary

/s/ Mayer Laufer
Lender
Name: Mayer Laufer